Exhibit 10.28
PULMONX CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
APPROVED BY THE BOARD OF DIRECTORS
SEPTEMBER 15, 2020

ELIGIBILITY
Each member of the board of directors (the “Board”) of Pulmonx Corporation (the “Company”) who is not a full- or part- time officer or employee of the Company or any of its subsidiaries (a “Non-Employee Director”) is eligible to receive compensation under this Non-Employee Director Compensation Policy (this “Policy”) during the period of the Non-Employee Director’s service as a member of the Board. A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
EQUITY COMPENSATION
Equity awards will be granted under the Company’s 2020 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan (the “Plan”). Unless otherwise defined herein, capitalized terms used in this Policy have the meaning given to such terms in the Plan. All stock options granted under this Policy will be Nonstatutory Stock Options, with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service) and an exercise price per share equal to 100% of the Fair Market Value of a share of the Company’s Common Stock on the date of grant.
•Initial Equity Grant. Each Non-Employee Director who is elected or appointed to the Board for the first time after the effective date of this Policy will be granted an option to purchase a number of shares of Common Stock with an aggregate Fair Market Value of $180,000 on the date of his or her initial election or appointment to the Board (the “Initial Equity Grant”). One-thirty-sixth (1/36th) of the shares subject to the Initial Equity Grant will vest on the one-month anniversary of the date of grant and each month thereafter on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the month), subject to the Non-Employee Director’s Continuous Service through each vesting date. For the purposes of this Policy, the “Fair Market Value” will based on the Black-Scholes pricing method.
•Annual Equity Grant. On the date of each annual meeting following the applicable Non-Employee Director’s Initial Equity Grant, each person who continues to serve as a Non-Employee Director following such annual meeting, and who has been in Continuous Service as a Non-Employee Director for at least six months as of such date, will be granted an option to purchase a number of shares of Common Stock with an aggregate Fair Market Value of $120,000 on the date of such meeting (the “Annual Equity Grant”). One-twelfth (1/12th) of the shares subject to each Annual Equity Grant will vest on the one-month anniversary of the date of grant and each month thereafter on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the month), subject to the Non-Employee Director’s Continuous Service through each vesting date.
•Change in Control. Notwithstanding the above, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in

Control, any unvested shares subject to his or her then-outstanding equity awards that were granted pursuant to the Policy will become fully vested and exercisable immediately prior to the closing of such Change in Control.
CASH COMPENSATION
Each Non-Employee Director will receive an annual Board service retainer of $40,000 in cash for serving on the Board. A Non-Employee Director who serves as a non-executive chairperson of the Board will receive an additional annual cash service retainer of $35,000 for serving in that role.
The chairperson and other members of the three standing committees of the Board will be entitled to the following additional annual cash retainers:

Board Committee	Chairperson	Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000
All annual cash retainers will be payable in equal quarterly installments, in arrears, no later than 30 days following the end of each quarter in which the Board service occurs, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash retainers will be vested upon payment.
The Company will also reimburse each Non-Employee Director for all ordinary, necessary and reasonable out-of-pocket travel expenses incurred by the Non-Employee Director in attending in person and participating in meetings of the Board or any committee thereof and any meetings of the stockholders of the Company, provided the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
AMENDMENTS
This Policy may be amended by the Board or the Compensation Committee of the Board at any time.
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